Exhibit 99.1

Dorian LPG Ltd. Announces First Quarter Fiscal Year 2025 Financial Results

Stamford, CT –August 1, 2024– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended June 30, 2024.

Key Recent Development

●	Declared an irregular dividend totaling $42.6 million to be paid on or about August 21, 2024 to shareholders of record as of August 8, 2024.

Highlights for the First Quarter Fiscal Year 2025

●	Revenues of $114.4 million.

●	Time Charter Equivalent (“TCE”)(1) rate per operating day for our fleet of $55,228.

●	Net income of $51.3 million, or $1.25 earnings per diluted share (“EPS”), and adjusted net income(1) of $51.7 million, or $1.26 adjusted earnings per diluted share (“adjusted EPS”).(1)

●	Adjusted EBITDA(1) of $78.0 million.

●	Declared and paid an irregular cash dividend totaling $40.6 million in May 2024.

●	Issued 2,000,000 common shares at a price of $44.50 per share less underwriting discounts and commissions of $2.225 per share.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “During the quarter, we paid a dividend to our shareholders based on strong earnings and cash flow generation, and completed a significant strategic objective with a successful equity offering that positions us well for future fleet growth and renewal. Demand for LPG remains strong, as its availability, cost effectiveness, and environmental footprint make it a fuel of choice for many applications. As always, I acknowledge our dedicated seafarers and shoreside staff, whose hard work and dedication make our results possible.”

First Quarter Fiscal Year 2025 Results Summary

Net income amounted to $51.3 million, or $1.25 per diluted share, for the three months ended June 30, 2024, compared to $51.7 million, or $1.28 per diluted share, for the three months ended June 30, 2023.

Adjusted net income amounted to $51.7 million, or $1.26 per diluted share, for the three months ended June 30, 2024, compared to adjusted net income of $48.9 million, or $1.21 per diluted share, for the three months ended June 30, 2023. Adjusted net income for the three months ended June 30, 2024 is calculated by adjusting net income for the same period to exclude an unrealized loss on derivative instruments of $0.4 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $2.8 million increase in adjusted net income for the three months ended June 30, 2024, compared to the three months ended June 30, 2023, is primarily attributable to (i) increases of $2.8 million in revenues and $2.0 million in interest income and (ii) a reduction of $0.9 million in interest and finance costs; partially offset by increases of $1.2 million in general and administrative expenses, $0.7 million in vessel operating expenses, $0.5 million in depreciation and amortization, and $0.5 million in voyage expenses.

The TCE rate per operating day for our fleet was $55,228 for the three months ended June 30, 2024, an 8.0% increase from $51,156 for the same period in the prior year. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 98.0% during the three months ended June 30, 2023 to 90.4% during the three months ended June 30, 2024.

Vessel operating expenses per vessel per calendar day increased to $10,717 for the three months ended June 30, 2024 compared to $10,383 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $114.4 million for the three months ended June 30, 2024, an increase of $2.8 million, or 2.5%, from $111.6 million for the three months ended June 30, 2023 primarily due to an increase in fleet size, partially offset by a reduction of fleet utilization. Our available days increased from 2,219 for the three months ended June 30, 2023 to 2,275 for the three months ended June 30, 2024. Our fleet utilization decreased from 98.0% during the three months ended June 30, 2023 to 90.4% during the three months ended June 30, 2024. Average TCE rates increased by $4,072 per operating day from $51,156 for the three months ended June 30, 2023 to $55,228 for the three months ended June 30, 2024, but was relatively flat when comparing TCE rates per available day with a slight decrease from $50,164 for the three months ended June 30, 2023 to $49,911 for the three months ended June 30, 2024.

Vessel Operating Expenses

Vessel operating expenses were $20.5 million during the three months ended June 30, 2024, or $10,717 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet and increased by $0.7 million, or 3.2% from $19.8 million for the three months ended June 30, 2023.The increase of $334 per vessel per calendar day, from $10,383 for the three months ended June 30, 2023 to $10,717 per vessel per calendar day for the three months ended June 30, 2024 was primarily the result of increases of $159 per vessel per calendar day for spares and stores and $102 per vessel per calendar day for crew wages and related costs. Excluding non-capitalizable drydock-related operating expenses, daily operating expenses increased by $523 from $10.094 for the three months ended June 30, 2023 to $10.617 for the three months ended June 30, 2024.

General and Administrative Expenses

General and administrative expenses were $10.4 million for the three months ended June 30, 2024, an increase of $1.2 million, or 13.1%, from $9.2 million for the three months ended June 30, 2023 and was driven by increases of $0.5 million in stock-based compensation, $0.5 million in cash bonuses, and $0.2 million in other general and administrative expenses.

Interest and Finance Costs

Interest and finance costs amounted to $9.5 million for the three months ended June 30, 2024, a decrease of $0.9 million, or 8.5%, from $10.4 million for the three months ended June 30, 2023. The decrease of $0.9 million during this period was mainly due to a decrease of $0.9 million in loan interest on our long-term debt, which was driven by a decrease in average indebtedness, excluding deferred financing fees, from $658.2 million for the three months ended June 30, 2023 to $606.6 million for the three months ended June 30, 2024.

Interest Income

Interest income amounted to $3.7 million for the three months ended June 30, 2024, compared to $1.7 million for the three months ended June 30, 2023. The increase of $2.0 million is mainly attributable to (i) higher average cash balances for the three months ended June 30, 2024 when compared to the three months ended June 30, 2023, and (ii) an increase in interest rates over the periods presented.

Unrealized Gain/(Loss) on Derivatives

Unrealized loss on derivatives amounted to $0.4 million for the three months ended June 30, 2024, compared to a gain of $2.9 million for the three months ended June 30, 2023. The $3.3 million unfavorable change is primarily attributable to changes in forward SOFR yield curves and reduced notional amounts.

Fleet

The following table sets forth certain information regarding our fleet as of July 25, 2024.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP	82,000	Hyundai	2007	—	—	Pool(4)	—
Comet	84,000	Hyundai	2014	X	S	Pool(4)	—
Corsair(3)	84,000	Hyundai	2014	X	S	Time Charter(6)	Q4 2024
Corvette	84,000	Hyundai	2015	X	S	Pool(4)	—
Cougar(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2025
Concorde	84,000	Hyundai	2015	X	S	Pool(4)	—
Cobra	84,000	Hyundai	2015	X	—	Pool(4)	—
Continental	84,000	Hyundai	2015	X	—	Pool(4)	—
Constitution	84,000	Hyundai	2015	X	S	Pool(4)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2027
Cresques(3)	84,000	Daewoo	2015	X	S	Pool-TCO(5)	Q2 2025
Constellation	84,000	Hyundai	2015	X	S	Pool(4)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool(4)	—
Clermont	84,000	Hyundai	2015	X	S	Pool(4)	—
Cratis(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Chaparral(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2025
Copernicus(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Commander	84,000	Hyundai	2015	X	S	Pool(4)	—
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(5)	Q3 2026
Caravelle(3)	84,000	Hyundai	2016	X	S	Pool(4)	—
Captain Markos(3)	84,000	Kawasaki	2023	X	DF	Pool(4)	—
Total	1,762,000

Time chartered-in VLGCs
Future Diamond(7)	80,876	Hyundai	2020	X	S	Pool(4)	—
HLS Citrine(8)	86,090	Hyundai	2023	X	DF	Pool(4)	—
HLS Diamond(9)	86,090	Hyundai	2023	X	DF	Pool(4)	—
Cristobal(10)	86,980	Hyundai	2023	X	DF	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.

(2)	Represents calendar year quarters.

(3)	Operated pursuant to a bareboat chartering agreement.

(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(6)	Currently on a time charter with an oil major that began in November 2019.

(7)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2025.

(8)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.

(9)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.

(10)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.

Market Outlook & Update

Following the end of the Northern Hemisphere winter, U.S. propane prices fell below 40% of West Texas Intermediate (“WTI”) prices, averaging 39% in the second calendar quarter of 2024 (“Q2 2024”), down from 46% in the first calendar quarter of 2024 (“Q1 2024”). U.S. exports increased by 250,000 metric tons, totaling over 16 million metric tons (“MM MT”) in Q2 2024, with June alone exceeding 5.5 MM MT

In Asia, demand remained focused on petrochemical consumption, particularly in China where four new PDH plants began operations, according to NGLStrategy’s analysis. Following measures announced in China in early May to revive the property market, improved sentiment and prices for olefins and polyolefins in the East improved somewhat, with propane demand for PDH operations in China increasing from around 3.1 MM MT in Q1 2024 to 4.4 MM MT in Q2 2024. This gain was somewhat offset by less propylene output from steam crackers in Q2 2024, with several facilities undergoing maintenance. Downstream demand for olefins and polyolefins remains sluggish despite the property market stimulus, with overcapacity remaining for ethylene and propylene in the East. As a result, PDH margins continue to be under pressure averaging around $17 per metric ton in Q2 2024 compared to $26 per metric ton in Q1 2024 (based on variable margins).

Steam cracking margins for naphtha remained negative in the East, however, propane continued to outperform naphtha averaging $66 per metric ton in Q2 2024, compared to over $120 per metric ton in Q1 2024. Naphtha margins in NW Europe for the production of ethylene via steam crackers remained positive through April and May 2024, but in June 2024 saw a severe deterioration as ethylene prices and other co-product prices fell at the same time naphtha prices increased. The propane-naphtha spread remained favorable at an average of ($153) per metric ton in Q2 2024 in NW Europe.

In the Middle East, OPEC+ met to discuss crude oil production levels for the remainder of 2024 and 2025. The additional voluntary production cuts announced in April 2023 and November 2023 are to be extended to the end of September 2024. LPG exports as a result remained subdued from countries such as Saudi Arabia where LPG exports totaled 1.6 MM MT in Q2 2024, 1 MM MT less than levels seen for the same time period in 2023. The additional measures by some of the OPEC+ oil producing countries helped maintain an average Brent price of $86 per barrel in Q2 2024 which was in line with the level seen in Q1 2024.

Freight rates started Q2 2024 on a softening note averaging around $64 per metric ton in April 2024. However, May 2024 saw levels rise to over $80 per metric ton before falling to $74 per metric ton on average in June 2024. The VLGC supply/demand balance was seen to improve/tighten in May/June 2024 primarily on the additional ton-mile demand and supportive arbitrage levels between the U.S. Gulf Coast and the Far East.

A further six new VLGCs were added to the global fleet during Q2 2024. An additional 41 VLGCs equivalent to roughly 3.6 million cbm of carrying capacity and 49 VLACs are expected to be added by calendar year 2027. The average age of the global fleet is now approximately 10.6 years old. Currently the VLGC orderbook stands at approximately 10.5% of the global fleet, excluding the very large ammonia carriers (approximately 21%, including the VLACs) and very large ethane carriers orderbook.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not yielded the typical seasonal results. The increase in petrochemical industry buying has contributed to less marked seasonality than in the past, but there can no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended
(in U.S. dollars, except fleet data)	June 30, 2024	June 30, 2023
Statement of Operations Data
Revenues	$114,353,042	$111,562,907
Expenses
Voyage expenses	804,985	298,383
Charter hire expenses	10,645,140	10,546,810
Vessel operating expenses	20,480,279	19,842,386
Depreciation and amortization	17,170,986	16,655,317
General and administrative expenses	10,424,070	9,218,137
Total expenses	59,525,460	56,561,033
Other income—related parties	645,943	620,433
Operating income	55,473,525	55,622,307
Other income/(expenses)
Interest and finance costs	(9,518,430)	(10,403,849)
Interest income	3,728,507	1,690,220
Unrealized gain/(loss) on derivatives	(421,627)	2,859,274
Realized gain on derivatives	1,717,249	1,847,764
Other gain/(loss), net	308,916	105,421
Total other income/(expenses), net	(4,185,385)	(3,901,170)
Net income	$51,288,140	$51,721,137
Earnings per common share—basic	1.25	1.29
Earnings per common share—diluted	$1.25	$1.28
Financial Data
Adjusted EBITDA(1)	$77,957,393	$74,849,872
Fleet Data
Calendar days(2)	1,911	1,911
Time chartered-in days(3)	364	364
Available days(4)	2,275	2,219
Operating days(5)(8)	2,056	2,175
Fleet utilization(6)(8)	90.4%	98.0%
Average Daily Results
Time charter equivalent rate(7)(8)	$55,228	$51,156
Daily vessel operating expenses(9)	$10,717	$10,383

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars)	June 30, 2024	June 30, 2023
Net income	$51,288,140	$51,721,137
Interest and finance costs	9,518,430	10,403,849
Unrealized (gain)/loss on derivatives	421,627	(2,859,274)
Realized gain on interest rate swaps	(1,717,249)	(1,847,764)
Stock-based compensation expense	1,275,459	776,607
Depreciation and amortization	17,170,986	16,655,317
Adjusted EBITDA	$77,957,393	$74,849,872

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance (e.g., commercial waiting, repositioning following drydocking, etc.). We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions and is useful to investors in understanding our underlying performance and business trends. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies. Note that our calculation of TCE includes our portion of the net profit of the Helios Pool, which may also cause our calculation to differ from that of companies which do not account for pooling arrangements as we do.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars, except operating days)	June 30, 2024	June 30, 2023
Numerator:
Revenues	$114,353,042	$111,562,907
Voyage expenses	(804,985)	(298,383)
Time charter equivalent	$113,548,057	$111,264,524

Pool adjustment*	(2,050)	895,272
Time charter equivalent excluding pool adjustment*	$113,546,007	$112,159,796

Denominator:
Operating days	2,056	2,175
TCE rate:
Time charter equivalent rate	$55,228	$51,156
TCE rate excluding pool adjustment*	$55,227	$51,568

*  Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements primarily resulting from the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended
	June 30, 2024	June 30, 2023
Company Methodology:
Operating Days	2,056	2,175
Fleet Utilization	90.4%	98.0%
Time charter equivalent rate	$55,228	$51,156

Alternate Methodology:
Operating Days	2,275	2,218
Fleet Utilization	100.0%	100.0%
Time charter equivalent rate	$49,911	$50,164

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended
(in U.S. dollars, except share data)	June 30, 2024	June 30, 2023
Net income	$51,288,140	$51,721,137
Unrealized (gain)/loss on derivatives	421,627	(2,859,274)
Adjusted net income	$51,709,767	$48,861,863

Earnings per common share—diluted	$1.25	$1.28
Unrealized (gain)/loss on derivatives	0.01	(0.07)
Adjusted earnings per common share—diluted	$1.26	$1.21

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	June 30, 2024	March 31, 2024
Assets
Current assets
Cash and cash equivalents	$353,286,506	$282,507,971
Trade receivables, net and accrued revenues	728,063	659,567
Due from related parties	79,242,331	52,352,942
Inventories	2,375,025	2,393,379
Available-for-sale debt securities	11,624,497	11,530,939
Derivative instruments	3,872,696	5,139,056
Prepaid expenses and other current assets	14,417,578	14,297,917
Total current assets	465,546,696	368,881,771
Fixed assets
Vessels, net	1,193,276,988	1,208,588,213
Vessel under construction	24,589,655	23,829,678
Total fixed assets	1,217,866,643	1,232,417,891
Other non-current assets
Deferred charges, net	11,633,800	12,544,098
Derivative instruments	4,989,886	4,145,153
Due from related parties—non-current	25,300,000	25,300,000
Restricted cash—non-current	75,319	75,798
Operating lease right-of-use assets	183,794,058	191,700,338
Other non-current assets	2,584,495	2,585,116
Total assets	$1,911,790,897	$1,837,650,165
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$7,993,668	$10,185,962
Accrued expenses	4,537,580	3,948,420
Due to related parties	7,266	7,283
Deferred income	556,427	486,868
Current portion of long-term operating lease liabilities	33,075,348	32,491,122
Current portion of long-term debt	53,654,384	53,543,315
Dividends payable	1,406,175	1,149,665
Total current liabilities	101,230,848	101,812,635
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	538,411,109	551,549,215
Long-term operating lease liabilities	150,735,999	159,226,326
Other long-term liabilities	1,548,006	1,528,906
Total long-term liabilities	690,695,114	712,304,447
Total liabilities	791,925,962	814,117,082
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 53,995,027 and 51,995,027 shares issued, 42,619,448 and 40,619,448 shares outstanding (net of treasury stock), as of June 30, 2024 and March 31, 2024, respectively	539,950	519,950
Additional paid-in-capital	858,357,646	772,714,486
Treasury stock, at cost; 11,375,579 and 11,375,579 shares as of June 30, 2024 and March 31, 2024, respectively	(126,837,239)	(126,837,239)
Retained earnings	387,804,578	377,135,886
Total shareholders’ equity	1,119,864,935	1,023,533,083
Total liabilities and shareholders’ equity	$1,911,790,897	$1,837,650,165

Conference Call

A conference call to discuss the results will be held on Thursday, August 1, 2024 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-800-343-4849, or for international callers, 1-203-518-9848, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 11156632. The replay will be available until August 8, 2024, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a leading owner and operator of modern VLGCs that transport liquefied petroleum gas globally. Our fleet currently consists of twenty-five modern VLGCs, including twenty ECO VLGCs and four dual-fuel ECO VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

The cash dividends referenced in this release are irregular dividends. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.